EXHIBIT 99.1.A

                AMENDMENT TO RIGHTS AGREEMENT
           AMENDMENT, dated as of December 27, 1996, to the Rights Agreement, dated as of January 26, 1995, between Coastal Physician Group, Inc. (formerly known as Coastal Healthcare Group, Inc.) (the "Company"), and First Union National Bank of North Carolina, as Rights Agent (the "Rights Agent").

           WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights
(as defined therein); and

           WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

           NOW THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

           1. Section 1(a) of the Rights Agreement is amended to read in its entirety as follows:

           (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares then outstanding, but shall not include (i) the Company or any Subsidiary (as hereinafter defined) of the Company,
     (ii) any employee benefit plan (including, but not limited to, any employee stock ownership plan) of the Company or any Subsidiary of the Company or any Person organized, appointed or established by the Company or such Subsidiary as a fiduciary for or pursuant to the terms of any such employee benefit plan, (iii) any Person who would otherwise be an "Acquiring Person" but for the good faith determination by the Board of Directors of the Company that such Person has become an "Acquiring Person" inadvertently, provided that such Person together with its Affiliates and Associates divest themselves as promptly as practicable of beneficial ownership of a sufficient number of Common Shares so that such Person together with its Affiliates and Associates beneficially own less than 20% of the
     Common Shares or (iv) Dr. Steven M. Scott or any Related Person (as hereinafter defined), or any Person or entity who becomes such a Beneficial Owner due to a gift or bequest of Dr. Steven M. Scott or any Related Person (the persons in this clause (iv) are hereinafter referred to collectively as the "Scott Group"), so long as the members of the Scott Group do not, individually or in the aggregate, become the beneficial owners of more than 38.2% of the Common Shares. For purposes of determining the number of Common Shares beneficially owned by members of the Scott Group, any shares of which any member of the Scott Group obtains beneficial ownership upon the exercise of options granted to them on, prior or subsequent to January 26, 1995 pursuant to the terms of any stock option or other employee benefit plan of the Company shall be included; however, notwithstanding anything contained herein to the contrary, shares issued by the Company to Dr. Steven M. Scott or any other member of the Scott Group on or subsequent to the date hereof in full or partial satisfaction of any obligation owed by the Company or any of its Subsidiaries to Dr. Steven M. Scott or any other member of the Scott Group shall not be included. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as a result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more or, in the case of the Scott Group, to more than 38.2%, of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more or, in the case of the Scott Group, of more than 38.2%, of the Common Shares of the Company by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company in excess of such thresholds other than as a direct or indirect result of any corporate action taken by the Company, then such Person shall be deemed to be an "Acquiring Person."

           2. Section 1(y) of the Rights Agreement is amended to read in its entirety as follows:

            (y) "Related Person" shall mean (i) any corporation, partnership, organization, or other Person of which Dr. Steven M. Scott is an officer, general partner or limited partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities or (ii) any trust or other estate in which Dr. Steven M. Scott or any relative or spouse of Dr. Steven M. Scott has a beneficial interest or as to which Dr. Steven M. Scott or any relative or spouse of Dr. Steven M. Scott serves as trustee or in any similar fiduciary capacity or
     (iii) any spouse of Dr. Steven M. Scott or (iv) any child of Dr. Steven M. Scott under the age of twenty one or (v) any other child of Dr. Steven M. Scott who resides in his home.

           3. The reference to 15% in Section 3 clause (a) is hereby changed to 20%.

           4.    The term "Agreement" as used in the  Rights
Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

          5. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

           6. This Amendment may be executed in twos or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and
the                     same                     instrument.
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.
                              COASTAL PHYSICIAN GROUP, INC.
                              (formerly known as COASTAL
                              HEALTHCARE GROUP, INC.)


                              By:  /s/  Timothy W. Trost
                                   Name:  Timothy W. Trost
                                   Title:  CFO


                              FIRST UNION NATIONAL BANK OF
                                 NORTH  CAROLINA, as  Rights
                                 Agent


                              By:  /s/  Myron O. Gray Name:
                                   Myron O. Gray Title:
                                   Vice President